Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BG STAFFING, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), BG Staffing, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), does hereby certify:

FIRST: that by unanimous written consent of the Board of Directors of BG Staffing, Inc., dated December 7, 2020 and executed in accordance with Section 141(f) of the DGCL, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation to change the Corporation’s name from “BG Staffing, Inc.” to “BGSF, Inc.”, declaring said amendment to be advisable and in the best interest of the Corporation and its stockholders. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that in accordance with Section 242(b) of the General Corporation Law of the State of Delaware, as amended, Article I of the Certificate of Incorporation be amended such that Article I reads in its entirety as follows:

“ARTICLE I
Name of the Corporation

    The name of the corporation is BGSF, Inc. (the “Corporation”).”

    SECOND: that said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

    THIRD: that said amendment shall be effective at 4:01 p.m. (Eastern Time) on February 8, 2021.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 22nd day of January, 2021.

BG Staffing, Inc.

By:/s/ Dan Hollenbach
Name: Dan Hollenbach
Title: Chief Financial Officer and Secretary

37434726.2